Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration (Form S-3 No. 333-201464-01) of Brixmor Operating Partnership LP and Subsidiaries and the related Prospectus of our report dated February 19, 2015, with respect to the consolidated financial statements and schedules of Brixmor Operating Partnership LP and Subsidiaries and the effectiveness of internal control over financial reporting of Brixmor Operating Partnership LP and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/Ernst & Young LLP
New York, New York

Date: February 19, 2015